1048136 ALBERTA LTD.

c/o 2760 – 200 Granville Square

200 Granville Street

Vancouver, British Columbia

Canada V6C 1S4

August 10, 2005

Cascade Energy, Inc. Suite 820, 3405 Folsom Blvd., Folsom, CA 95630 Attention: Mr. Chris Foster - CFO	Silver Star Energy Inc. Suite 800, 11300 West Olympic Blvd., Los Angeles, CA 90064 Attention: Mr. Robert McIntosh - CEO	Fidelis Energy Inc. 5151 East Broadway, Tucson, Arizona 85711 Attention: Mr. Sterling Klein - CFO

Gentlemen:

Re:

Data Sharing Agreement Among 1048136 Alberta Ltd. ("1048136"), Cascade Energy, Inc. ("CSCE"), Silver Star Energy Inc. ("SVSE") and Fidelis Energy Inc. ("FDEI")

This Agreement outlines the terms upon which 1048136 will share certain proprietary oil and gas engineering data that it owns respecting several prospective areas in the State of Kansas.

Pursuant to an agreement (the "Wildes Agreement") dated the 5th day of June, 2005, between 1048136 and Wildes Exploration, LLC ("Wildes"), 1048136 purchased, among other things, certain magnetic data acquired by airborne surveys over lands (the "Lands") in the State of Kansas that cover an area of approximately 1,000,000 acres, as well as interpretations of such data (including scaled digital plots defining potential prospects, maps and other related data) (all such data purchased by 1048136 by the Wildes Agreement, or derived from such data, is collectively referred to herein as the "Data").  The Lands are described more particularly in Exhibit "A" to the Wildes Agreement, a copy of which agreement is attached hereto as Schedule "A".  A five (5%) percent gross overriding royalty (the "Royalty") has been reserved by Wildes for any "Oil and Gas Interests" (as defined in the Wildes Agreement) acquired by 1048136, or any other party who has reviewed the Data, prior to December 31, 2015 (the "Drop Dead Date").  The Royalty shall encumber the Lands, in addition to any other lessor royalties and other encumbrances affecting the Lands, as and when such Lands are developed pursuant hereto.

Subject to compliance with the terms and conditions hereof, 1048136 will sell to the parties hereto an interest in the Data and the right to use the Data to develop the Lands in the manner hereinafter set forth.

1.

Interpretation

(a)

The headings of the clauses of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction thereof.

(b)

Wherever the plural or masculine or neuter is used the same shall be construed as meaning singular or feminine or body politic or corporate, or vice versa as the context so requires.

2.

Sale of Data

Subject to the terms hereof and the Royalty, 1048136 agrees to sell the following interests in the Data to the parties as follows:

CSCE – 25%

FDEI – 25%

SVSE – 20%

(collectively the "Companies")

in consideration for the Companies conducting and completing the development programs and fulfilling the other terms and conditions set forth in hereinbelow.

3.

Earning Program

3.1

The Companies agree to pay, in proportion to the interests in the Data that they are entitled to earn under this Agreement,  the costs of the acquisition, by way of lease or otherwise, of up to two (2) sections of the Lands (the "Initial Lands"), selected by 1048136, for a two (2) well drilling program such Initial Lands.  The Companies agree to advance to 1048136 their respective share of the funds required to complete acquisition of the Initial Lands forthwith upon the receipt of written notification from 1048136 that it has selected appropriate Initial Lands, and negotiated terms with the underlying owners of such Initial Lands, in order to secure the Initial Lands.

3.2

Upon the completion of the acquisition of the Initial Lands, the Companies shall fully fund, drill, abandon, or complete, as the case may be, two (2) oil and/or gas wells (collectively the "Earning Wells") on the Initial Lands in accordance with this Agreement, against the receipt of authorizations for expenditure from 1048136.  Prior to the drilling, abandonment and or completion of the Earning Wells, the Companies will have earned no interest in the Data, the Earning Wells, or any part thereof.  1048136 shall be the operator (the "Operator") of all aspects the selection and acquisition of the Initial Lands and the drilling of the Earning Wells.

3.3

Upon the drilling, abandonment, or completion, as the case may be, of the Earning Wells, the Companies shall have earned the undivided interests in the Data set forth in paragraph 2 hereof, provided that the Data shall only be used by the Companies thereafter in the manner set forth in this Agreement.  Subject to the Royalty, and any lessor royalties or other encumbrances flowing with the Initial Lands, the working interests of the parties in the Earning Wells and the Initial Lands shall be as follows:

CSCE – 25%

FDEI – 25%

SVSE – 20%

1048136 – 30%

3.4

Notwithstanding 1048136 shall be the Operator of all aspects of the acquisition of the Initial Lands as well as the drilling, abandonment and or completion of the Earning Wells (the "Initial Program"), it shall be carried by the Companies on all costs incurred by the Companies through the Initial Program.

4.

Follow-Up Programs/Joint Operating Agreement

Upon the completion of the Initial Program, the parties shall enter into an industry standard joint operating agreement (the "JOA") for the purpose of jointly utilizing the Data to acquire and develop any of the Lands that the parties so choose in accordance with the provisions of the JOA.  Without limitation, the JOA shall provide that 1048136 will initially continue as the Operator and that the parties will initially fund the acquisition of selected Lands and participate in development programs in accordance with their respective working interests, as set forth in subparagraph 3.3 hereof.  The JOA shall initially allow the parties to vote on the approval of programs in accordance with their respective working interests.

5.

Termination

If at any time during prior to completion of the Initial Program, any of the parties fail to duly pay or cure any default in the performance of any obligation of this Agreement within a period of thirty (30) days after receipt of a default notice from 1048136, 1048136 may terminate the this Agreement respecting that party and assume the interests and obligations of that party hereunder  Exercise of such right by 1048136 shall be without prejudice to any other rights or remedies 1048136 may have at law or in equity as a result of such default of this Agreement.

6.

Confidentiality

6.1

This paragraph applies to all the Data and any other data, records, projections, reports, calculations, opinions, maps, charts, documents, and other information whatsoever, written or oral and whether or not noted thereon to be confidential, pertaining to or derived from the Data, disclosed or provided to the Companies, their employees, or agents, or to which the Companies, their employees, or agents are given access by 1048136, except:

(a)

information which at the date hereof is in the public domain;

(b)

information which after the date hereof is published or otherwise becomes part of the public domain through no fault of the Companies or any of their employees or agents;

(c)

information which the Companies can show was in their possession prior to the date hereof and was not acquired by the Companies directly or indirectly from 1048136 or anyone under an obligation of confidentiality to 1048136; and

(d)

information received by the Companies without restriction as to disclosure from a third party who has the lawful right to disclose the same.

6.2

Prior to the Drop Dead Date the Companies shall keep all Data in strict confidence and will not disclose or dispose of any of the same to any third party; provided that:

(a)

information may be disclosed to those of the Companies' directors, officers, employees and agents who need to access to Data for the purposes of evaluating the Lands, all of whom shall be directed by the Companies to treat the Data confidentially;

(b)

the Companies may disclose Data pursuant to the order of any governmental or judicial authority after at least fifteen (15) days prior notice to 1048136 and marking the Data to show that it is confidential under the terms of this Agreement; or

(c)

any disclosure of Data may be made to which 1048136 gives its prior written consent.

6.3

The Companies and their employees, agents, or consultants will use the Data only for the purpose of determining whether to proceed with the development of the Lands (a "Transaction") and for no other purpose; however, in the event that a Transaction is entered into, this Agreement will cease to apply to any Lands which are the subject of such Transaction.

6.4

1048136 makes no representations or warranties of any kind whatsoever, express or implied, with respect to the accuracy of any Data or any other statement, written or oral, made to the Companies or their employees or agents respecting the Lands.  The Companies agree that they will rely solely on their own appraisals, estimates and interpretations of the Data in evaluating the Lands.

6.5

Subject to the provisions hereof, the Companies agree not to contact or have any communication with any underlying holders or owners of the Lands, or anyone with a material interest in the Lands, prior to later of the completion of the Initial Program and the full execution of the JOA.

7.

Assignment

The Companies shall not assign their respective rights under this Agreement in whole or in part without first obtaining the written consent of 1048136.

8.

No Partnership

The rights, duties, obligations and liabilities of the parties shall be several and not joint or collective, it being the parties' express purpose and intention that nothing herein shall be construed as creating a partnership of any kind or imposing upon any party hereto any partnership duty, obligation or liability to the other party other than as specifically set forth herein.

9.

Further Assurances

Each of the parties shall at all times do all such further acts and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

10.

Notice

Notwithstanding anything to the contrary contained herein, all notices required or permitted hereunder shall be in writing.  Any notice to be given hereunder shall be deemed to be served properly if served in any of the following modes:

a)

personally, by delivering the notice to the party on which it is to be served at that party's address for service; or

b)

by telecopy or telex (or by any other like method by which a written message may be sent) directed to the party on which it is to be served at that party's address for service.  A notice so served shall be deemed to be received by the addressee when actually received by it, if received within normal business hours on any day other than a Saturday, Sunday or statutory holiday in British Columbia or at the commencement of the next ensuing business day following transmission if such notice is not received during such normal business hours; or

c)

by mailing it first class (air mail if to or from a location outside of Canada) registered post, postage prepaid, directed to the party on which it is to be served at that party's address for service.  Notices so served shall be deemed to be received by the addressee at noon, local time, on the earlier of the actual date of receipt or the fourth day (excluding Saturdays, Sundays and statutory holidays in British Columbia) following the mailing thereof.  However, if postal service is (or is reasonably anticipated to be) interrupted or operating with unusual delay, notice shall not be served by such means during such interruption or period of delay.

11.

Address for Service

The address for service of notices hereunder of each of the parties shall be as set forth on the first page hereof.  A party may change its address for service by notice to the other party, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

12.

Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.

Proper Law

This Agreement and the relationship between the parties shall be construed and determined according to the laws of the Province of British Columbia, and the courts having original jurisdiction with respect to any matter or thing arising directly or indirectly relating to this Agreement shall be the courts of the Province of British Columbia.

14.

Supercession

This Agreement supercedes and replaces all other agreements, documents, writings and verbal understandings between the parties with respect to the subject matter of this Agreement.

15.

Counterparts

This Agreement may be executed in counterparts and by facsimile.

IN WITNESS WHEREOF each of the parties hereto has caused this Agreement to be executed as of the day and year first noted below.

1048136 ALBERTA LTD.

CASCADE ENERGY INC.

per:__________________________

per:_____________________________

per:__________________________

per:_____________________________

August

, 2005

August

, 2005

SILVER STAR ENERGY INC.

FIDELIS ENERGY INC.

per:__________________________

per:_____________________________

per:__________________________

per:_____________________________

August

, 2005

August

, 2005

SCHEDULE A

to the Agreement among 1048136 Alberta Ltd., Cascade Energy Inc., Silver Star Energy Inc. and Fidelis Energy Inc.

(dated August 10, 2005)

Copy of Wildes Agreement

-attached hereto-